Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. REPORTS

FIRST QUARTER FINANCIAL RESULTS

TAMPA, FL— Monday, May 10, 2004 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) announces revenues of $23.9 million for its quarter ended March 31, 2004, compared to $21.5 million for its quarter ended March 31, 2003. SRI’s net income was $125,000 for its quarter ended March 31, 2004, compared to $192,000 for its quarter ended March 31, 2003. SRI’s per share net income for its first quarter of 2004 was $0.02 per basic and diluted share, compared to per share net income of $0.03 per basic and diluted share for its first quarter of 2003. SRI’s results of operations included 14 weeks for the three-month period ended March 31, 2004 and 13 weeks for the three-month period ended March 31, 2003.

SRI continues to experience an adverse impact on gross profit and net income because of continued competitive pricing pressures from competitors offering disposable alternatives to its core product line. SRI also continues to develop strategic measures to strengthen and build customer relationships, increase revenues to strategic customers and reduce operating costs within its facilities.

During its first quarter of 2004, SRI installed Radio Frequency Identification Technology (RFID) in its ten plants, a process commenced in the fourth quarter of 2003. RFID replaces the use of labor intensive bar code scanning and is anticipated to allow SRI to improve inventory control, quality assurance monitoring, and productivity.

SRI CEO Joseph A. Largey stated, “Overall, I am pleased with the results of the first quarter of 2004. Despite intense competitive pricing pressure on our core product line, SRI was profitable for the first quarter. This return to profitability was due to many factors. Among the most important were the results of our focused cost cutting programs implemented in 2003; in particular, the plant consolidation and the labor savings associated with the RFID technology introduced company wide. We are also pleased with the growth in sales that we continue to experience in the Accuset Instrument business. This new instrument product line presents a significant business opportunity for SRI. In concert with our marketing partner, Aesculap, we plan to make continued inroads with our unique business model. We are striving to continually position ourselves for improved results in 2004.”

SRI/Surgical Express, Inc. provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 21 states from 10 reprocessing facilities, one disposable products facility, and 5 distribution centers located throughout the United States.

The statements in this press release that are not historical, including statements regarding SRI’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI does not undertake to update any forward-looking statements in this press release.

FOR FURTHER INFORMATION:	Charles L. Pope
SRI/Surgical Express, Inc.
(813) 891-9550 Ext. 3177

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$23,869	$21,460
Cost of revenues	17,888	15,636

Gross profit	5,981	5,824
Distribution expenses	1,622	1,535
Selling and administrative expenses	3,917	3,662

Income from operations	442	627
Interest expense, net	241	319

Income before income taxes	201	308
Income tax expense	76	116

Net income	$125	$192

Basic earnings per common share	$0.02	$0.03

Weighted average common shares outstanding, basic	6,263	6,269

Diluted earnings per common share	$0.02	$0.03

Weighted average common shares outstanding, diluted	6,334	6,274

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of March 31, 2004	As of December 31, 2003
	(unaudited)	(1)
Cash and cash equivalents	$221	$627
Accounts receivable, net	11,574	10,416
Inventories, net	6,098	6,030
Reusable surgical products, net	21,086	22,035
Property, plant and equipment, net	37,586	38,539
Other assets	7,560	7,920

Total assets	$84,125	$85,567

Notes payable to bank	$7,276	$7,009
Accounts payable	5,740	6,921
Accrued expenses	2,270	2,726
Obligations under capital lease	4,483	4,515
Bonds payable	9,535	9,700
Deferred tax liability, net	2,384	2,384

Total Liabilities	31,688	33,255

Shareholders’ equity	52,437	52,312

Total liabilities and shareholders’ equity	$84,125	$85,567

(1)	Derived from audited financial statements